                                                                    Exhibit 99.2
                                      News


[ONEOK LOGO]                               [NORTHERN BORDER PARTNERS, L.P. LOGO]


ANALYST CONTACT: DAN HARRISON                    ANALYST CONTACT: ELLEN KONSDORF
918-588-7950                                     877-208-7318
MEDIA CONTACT: LORI WEBSTER                      MEDIA CONTACT: BETH JENSEN
918-588-7570                                     402-492-3400


            ONEOK AND NORTHERN BORDER PARTNERS ANNOUNCE TRANSACTIONS,
                         INCREASE 2006 EARNINGS GUIDANCE

                ONEOK TO SELL ASSETS TO NORTHERN BORDER PARTNERS
                        FOR $3 BILLION IN CASH AND UNITS;
         ONEOK TO INCREASE GENERAL PARTNERSHIP INTEREST TO 100 PERCENT;
NORTHERN BORDER PARTNERS TO SELL 20 PERCENT OF PIPELINE TO TRANSCANADA AFFILIATE

     TULSA, Okla. -- Feb.15, 2006 -- ONEOK, Inc. (NYSE: OKE) and Northern Border Partners, L.P. (NYSE: NBP) today announced a series of transactions expected to increase shareholder and unit holder value and facilitate additional growth opportunities for both companies. Following completion of the transactions, ONEOK will own 45.7 percent of Northern Border Partners and 100 percent of the general partner interest.

     In addition, ONEOK and Northern Border Partners are increasing their estimated 2006 earnings guidance in anticipation of the closing of the transactions.

     The Northern Border Partners policy committee announced that after closing of the transactions, it intends to consider an increase of $0.13 to $0.15 per unit in the quarterly distributions to unit holders. Depending on the timing of the closing, a portion of that increase could be included in the first-quarter distribution, which will be payable in May.

THE TRANSACTIONS

     In separate transactions, ONEOK, through its wholly owned subsidiary, Northern Plains Natural Gas Company, will purchase TransCanada Corporation's
17.5 percent general partner interest in Northern Border Partners, increasing ONEOK's ownership of the general partner interest to 100 percent, for $40 million, less $10 million for expenses associated with the transfer of operating responsibility of the Northern Border Pipeline Company to TransCanada for a net payment of $30 million.

     ONEOK will transfer to Northern Border Partners its entire gathering and processing, natural gas liquids, and pipelines and storage segments in a transaction valued at approximately $3 billion. Included in the sale are the natural gas liquids assets purchased from Koch Industries, which ONEOK will sell to Northern Border Partners for $1.35 billion, the price it paid to Koch in July 2005.

     ONEOK will receive approximately $1.35 billion in cash and approximately
36.5 million limited partner units. The limited partner units and the related general partner interest contribution are valued at approximately $1.65 billion. The actual number of units issued was determined by using the

ONEOK AND NORTHERN BORDER PARTNERS ANNOUNCE TRANSACTIONS,
INCREASE 2006 EARNINGS GUIDANCE
average closing price of the Northern Border Partners common units for the 20 trading days prior to this announcement.

     For financial reporting purposes, the transfer of the assets to Northern Border Partners will be accounted for at the historical cost basis of the assets being transferred, and accordingly there will be no goodwill to Northern Border Partners or gain to ONEOK recorded for the transaction.

     ONEOK's projected 2006 operating income for the segments being transferred was $266 million and was included in its 2006 earnings guidance issued on Oct. 21, 2005. Depreciation was estimated at $80 million.

     Northern Border Partners will sell to TC PipeLines, LP, a publicly traded partnership affiliated with TransCanada, a 20 percent interest in Northern Border Pipeline Company for approximately $300 million. The price of the 20 percent interest, along with the related share of Northern Border Pipeline's outstanding debt, totals $420 million. All cash distributions paid by Northern Border Pipeline in 2006 will be split equally between Northern Border Partners and TC PipeLines.

     Following completion of the sale, Northern Border Partners and TC PipeLines LP will each own a 50 percent interest in the pipeline, with an affiliate of TransCanada becoming operator of the pipeline in April 2007.

     Based on 2006 earnings guidance issued by Northern Border Partners on Nov. 2, 2005, projected operating income and depreciation for 2006 related to the 20 percent of Northern Border Pipeline being sold are approximately $36 million and $12 million, respectively.

     "These transactions deliver both immediate and long-term value to ONEOK and Northern Border Partners, and position both companies for future growth," said David Kyle, ONEOK chairman, president and chief executive officer. "ONEOK will have an expanded ownership position in a larger, more diversified master limited partnership with an increased capacity to grow."

     "The combination of Northern Border Partners' acquisition of ONEOK's midstream assets and the sale of 20 percent of Northern Border Pipeline are expected to be immediately accretive to our distributable cash flow," said William Cordes, chief executive officer of Northern Border Partners. "With these additional assets and the associated increases in cash flow, we hope to be able to increase our indicated annualized distribution to unit holders by approximately $0.55 to $3.75 by the end of the year."

     The Northern Border Partners' audit committee, which is comprised of independent members, determined the fairness of the transactions. The audit committee engaged independent legal counsel and an independent financial adviser to assist in its determination.

     Upon completion of these transactions, ONEOK will own approximately 37.0 million limited partner units, which, combined with the general partnership interest acquired from TransCanada, will increase its total interest in Northern Border Partners to 45.7 percent.

ONEOK AND NORTHERN BORDER PARTNERS ANNOUNCE TRANSACTIONS,
INCREASE 2006 EARNINGS GUIDANCE

     Closing of the transactions is subject to regulatory approvals and other conditions, including antitrust clearance from the Federal Trade Commission under the Hart-Scott-Rodino Act and is expected to be completed by April 1, 2006.

BENEFITS TO ONEOK

     "These transactions provide clear benefit to ONEOK and its shareholders," Kyle added. "We are selling the assets at current market valuations and expect to have more clarity on the value of our remaining portfolio of businesses -- the three local gas distribution companies, our energy services business and our
45.7 percent investment in Northern Border Partners. As the general partner and a significant unit holder in Northern Border Partners, ONEOK's shareholders will also participate in the future growth of Northern Border Partners," Kyle said. "At the indicated potential annual distribution level, we could exceed the maximum general partner incentive distribution target," he concluded.

     ONEOK intends to use $40 million of the $1.35 billion cash proceeds from the sale to Northern Border Partners to acquire the general partnership interest from TransCanada. The remainder will be used to reduce short-term debt, acquire other assets or repurchase ONEOK common stock.

BENEFITS TO NORTHERN BORDER PARTNERS

     Northern Border Partners will initially fund the cash portion of the acquisition with the proceeds from the sale of the 20 percent interest in Northern Border Pipeline and bridge financing. Northern Border Partners expects its total debt-to-capitalization to improve to approximately 45 percent after completion of the transaction, compared with approximately 57 percent currently.

     "In addition to improving our ability to increase distributions to unit holders, the acquisitions also provide us with a stronger balance sheet, with additional capacity to fund future growth," Cordes said. "Adding these assets to our existing base will provide us with a larger and more diversified portfolio that will provide more opportunities for organic growth."

UNIT TRANSACTIONS

     The limited partner units issued to ONEOK initially will be a newly created Class B unit with the same distribution rights as the outstanding common units, but will have limited voting rights and will be subordinated related to cash distributions to the common units. Distributions on the Class B units will be prorated from the date of issuance.

     Northern Border Partners will hold a special election for holders of common units as soon as practical, but within 12 months of issuing the Class B units to approve the conversion of the Class B units into common units and to approve certain amendments to the partnership agreement. The proposed amendments grant voting rights for common units held by the general partner if a vote is held to remove the general partner and require fair market value compensation for the general partner interest if the general partner is removed.

     If the common unit holders do not approve the conversion and amendments, the Class B unit distribution rights would increase to 115 percent of the distributions paid on the common units.

ONEOK AND NORTHERN BORDER PARTNERS ANNOUNCE TRANSACTIONS,
INCREASE 2006 EARNINGS GUIDANCE

CONSOLIDATION

     As previously disclosed, under new accounting requirements, effective Jan. 1, 2006, ONEOK, as general partner for Northern Border Partners, will report Northern Border Partners' results on a consolidated basis in ONEOK's financial statements. A consolidating income statement and balance sheet, based on the revised 2006 guidance, are attached to this release as Attachments III and IV, respectively.

     As a result of its sale of the 20 percent interest in Northern Border Pipeline, Northern Border Partners will report the pipeline's results on the equity method of accounting and therefore will no longer report the pipeline's results on a consolidated basis. The change would be effective Jan.1, 2006.

INCREASED 2006 GUIDANCE -- ONEOK (ATTACHMENTS I, III AND IV)

     As reflected in Attachment I, ONEOK is increasing its 2006 earnings guidance, which was originally disclosed on Oct. 21, 2005, to reflect the transactions, as well as higher expected results from its energy services segment and lower employee benefit costs.

     For 2006, the company expects net income per diluted share to be in the range of $2.23 to $2.29 per diluted share. Previous guidance was $1.97 to $2.03 per diluted share.

     Attachment III has been provided to compare ONEOK's original 2006 guidance with the revised ONEOK guidance before consolidation of Northern Border Partners and provide reconciliations to consolidated net income.

     As reflected in Attachment III, operating income for the segments sold to Northern Border Partners has been removed from the ONEOK guidance after April 1, 2006, when the transactions are expected to close.

     Energy services operating income estimates have been increased to $170 million from $135 million to reflect higher seasonal natural gas spreads and increased basis differentials on transportation capacity.

     Other income of $160.5 million is related to ONEOK's equity earnings from Northern Border Partners. Included in this amount is $49.4 million related to ONEOK's share of the gain on the sale of 20 percent of Northern Border Pipeline.

     General and administrative expenses have been reduced by approximately $16.0 million, due to projected increases in employee benefit costs being lower than anticipated, anticipated synergies and the reallocation of overhead to Northern Border Partners due to the transactions.

     Based on the use of the cash proceeds to reduce short-term debt, interest expense has been lowered to $108 million from ONEOK's initial guidance of $147 million.

     ONEOK projects that its long-term debt will be 46 percent of capitalization at Dec. 31, 2006, as reflected in Attachment IV.

ONEOK AND NORTHERN BORDER PARTNERS ANNOUNCE TRANSACTIONS,
INCREASE 2006 EARNINGS GUIDANCE

INCREASED 2006 GUIDANCE -- NORTHERN BORDER PARTNERS (ATTACHMENT II)

     With the anticipated closing of these transactions, Northern Border Partners is updating its 2006 financial guidance, which was originally disclosed on Nov. 2, 2005. Changes in the partnership's financial guidance are the result of the transactions announced today and assume a closing date of April 1, 2006.

     Net income for 2006 is now expected to range from $426 million to $446 million, or $4.43 to $4.69 per unit. Net income is expected to include a one-time gain of $108 million, or $1.44 per unit, on the sale of the 20 percent interest in Northern Border Pipeline. Distributable cash flow is expected to be in the range of $324 million to $344 million, or $3.96 to $4.23 per unit.

FINANCIAL ADVISERS

     ONEOK's adviser on the transaction was UBS Investment Bank. The Northern Border Partners' audit committee was advised by Lehman Brothers, Inc.

CONFERENCE CALL

     ONEOK and Northern Border Partners management will hold a conference call on Wednesday, Feb. 15, 2006, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). To participate in the call, dial 888-675-7686, pass code 853545 or log on to ONEOK's Web site, www.oneok.com, or Northern Border Partners' Web site, www.northernborderpartners.com.

     If you are unable to participate in the conference call or the webcast, a replay will be available on the companies' Web sites, www.oneok.com or www.northernborderpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 853545.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly traded limited partnerships. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site:
www.oneok.com.

Northern Border Partners, L.P. is a publicly traded partnership whose purpose is to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas pipelines and is engaged in the gathering and processing of natural gas. More information can be found at http://www.northernborderpartners.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Acts of 1995. The forward-looking statements relate to both ONEOK and Northern Border Partners, L.P. and apply to: anticipated financial performance, including anticipated operating income from the businesses ONEOK acquired on July 1, 2005, from Koch Industries, Inc. and affiliates, and the businesses to be acquired by Northern Border Partners from ONEOK in the transactions; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

ONEOK AND NORTHERN BORDER PARTNERS ANNOUNCE TRANSACTIONS,
INCREASE 2006 EARNINGS GUIDANCE

Forward-looking statements include the items describing increased 2006 guidance in the preceding paragraphs, the information concerning possible or assumed future results of operations and distribution levels and other statements contained or incorporated in this press release generally identified by words such as "anticipate," "estimate," "expect," "forecast," "intend," "believe," "projection" or "goal."

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

o actions by rating agencies concerning the credit ratings of ONEOK and Northern Border Partners;

o the effects of weather and other natural phenomenon on our operations, including energy sales and prices and demand for pipeline capacity;

o competition from other U.S. and Canadian energy suppliers and transporters as well as alternative forms of energy;

o    the capital intensive nature of our respective businesses;

o    the profitability of assets or businesses acquired by us;

o risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;

o economic climate and growth in the geographic areas in which we each do business;

o the uncertainty of estimates, including accruals and cost of environmental remediation;

o the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

o the effects of changes in governmental policies and regulatory actions, including changes with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;

o the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

o the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

o the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

o the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

o risks associated with pending or possible acquisitions and dispositions, including our respective ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

o the results of administrative proceedings and litigation, regulatory actions and receipt of expected regulatory clearances involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;

o our respective ability to access capital at competitive rates or on terms acceptable to us;

o the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;

o risks associated with adequate supply to the gathering and processing, fractionation and pipeline facilities of Northern Border Partners, including production declines which outpace new drilling;

o the risk that material weaknesses or significant deficiencies in our respective internal controls over financial reporting could emerge or that minor problems could become significant;

o    the impact of the outcome of pending and future litigation;

o    the possible loss of franchises or other adverse effects caused by the

ONEOK AND NORTHERN BORDER PARTNERS ANNOUNCE TRANSACTIONS,
INCREASE 2006 EARNINGS GUIDANCE
     actions of municipalities;

o the impact of unsold capacity on Northern Border Pipeline being greater or less than expected;

o the ability to market pipeline capacity on favorable terms, which is affected by:

     -    future demand for and prices of natural gas;

     - competitive conditions in the overall natural gas and electricity markets;

     -    availability of supplies of Canadian and United States natural gas;

     -    availability of additional storage capacity; weather conditions; and

     - competitive developments by Canadian and U.S. natural gas transmission peers;

o orders by the FERC which are significantly different than our assumptions related to Northern Border Pipeline's November 2005 rate case;

o    performance of contractual obligations by the customers and shippers;

o the ability to recover operating costs, costs of property, plant and equipment and regulatory assets in our FERC regulated rates;

o timely receipt of approval by FERC for construction and operation of the Midwestern Gas Transmission Eastern Extension Project and required regulatory clearances;

o our ability to acquire all necessary rights-of-way and obtain agreements for interconnects in a timely manner;

o our ability to promptly obtain all necessary materials and supplies required for construction;

o the composition and quality of the natural gas we gather and process in our plants;

o the efficiency of our plants in processing natural gas and extracting natural gas liquids;

o renewal of the coal slurry pipeline transportation contract under reasonable terms and our success in completing the necessary rebuilding of the coal slurry pipeline;

o    the impact of a potential impairment charges;

o developments in the December 2, 2001, filing by Enron of a voluntary petition for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code affecting our settled claims;

o    the ability to control operating costs;

o the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

o acts of nature, sabotage, terrorism or other similar acts causing damage to our facilities or our suppliers' or shippers' facilities;

o and the other factors listed in the reports we each have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. ONEOK and Northern Border Partners have no obligation and make no undertaking to update publicly or revise any forward-looking information.

ONEOK AND NORTHERN BORDER PARTNERS ANNOUNCE TRANSACTIONS,
INCREASE 2006 EARNINGS GUIDANCE

ONEOK, Inc. and Subsidiaries                                        Attachment I
EARNINGS GUIDANCE
Year Ending December 31, 2006


                                                     Previous        Updated
(In millions, except per share amounts)              Guidance*      Guidance**        Change
-------------------------------------------         ----------      ----------      ----------
OPERATING INCOME
   Gathering and Processing                         $       88      $      142      $       54
   Interstate Pipelines                                     --              20              20
   Pipelines and Storage                                    85              85              --
   Natural Gas Liquids                                      93              93              --
   Distribution                                            119             124               5
   Energy Services                                         125             170              45
   Gain on sale of assets                                   --             108             108
   Other                                                     1               7               6
                                                    ----------      ----------      ----------
OPERATING INCOME                                           511             749             238
Other income (expense)                                      11              96              85
Minority interest                                           --            (211)           (211)
Interest expense                                          (147)           (203)            (56)
Income taxes                                              (143)           (168)            (25)
                                                    ----------      ----------      ----------
NET INCOME                                          $      232      $      263      $       31
                                                    ==========      ==========      ==========

DILUTED EARNINGS PER SHARE OF COMMON STOCK          $     2.00      $     2.26      $     0.26
                                                    ==========      ==========      ==========

AVERAGE SHARES OF COMMON STOCK - DILUTED
Average shares of common stock outstanding               115.0           115.0              --
Dilutive components                                        1.2             1.2              --
                                                    ----------      ----------      ----------
TOTAL AVERAGE SHARES OF COMMON STOCK - DILUTED           116.2           116.2              --
                                                    ==========      ==========      ==========

CAPITAL EXPENDITURES
Gathering and Processing                            $       30      $       97      $       67
Interstate Pipelines                                        --              37              37
Pipelines and Storage                                       19              14              (5)
Natural Gas Liquids                                          9              20              11
Distribution                                               146             148               2
Energy Services                                             --              --              --
Other                                                        3               3              --
                                                    ----------      ----------      ----------
TOTAL CAPITAL EXPENDITURES                          $      207      $      319      $      112
                                                    ==========      ==========      ==========

CASH FLOW FROM OPERATIONS
Cash flow from operations before changes
  in working capital                                $      520      $      791      $      271
Less: Dividends                                            125             125              --
Less: Distributions to minority interests                   --             163            (163)
Less: Capital expenditures                                 207             319            (112)
                                                    ----------      ----------      ----------
SURPLUS                                             $      188      $      184      $       (4)
                                                    ==========      ==========      ==========


*    Before consolidating ONEOK and Northern Border Partners, L.P.

** After consolidating ONEOK and Northern Border Partners, L.P., as required by GAAP beginning January 1, 2006

ONEOK AND NORTHERN BORDER PARTNERS ANNOUNCE TRANSACTIONS,
INCREASE 2006 EARNINGS GUIDANCE

Northern Border Partners, L.P.                                     Attachment II
EARNINGS GUIDANCE*
Year Ending December 31, 2006


                                                   Previous        Updated
(In millions, except per unit amounts)             Guidance        Guidance         Change
----------------------------------------------    ----------      ----------      ----------
OPERATING INCOME
   Gathering and Processing                       $       54      $      142      $       88
   Interstate Pipelines                                  201              20            (181)
   Pipelines and Storage                                  --              85              85
   Natural Gas Liquids                                    --              93              93
   Coal Slurry                                            (7)             (7)             --
   Gain on sale of assets                                 --             108             108
   Other                                                  (5)             (3)              2
                                                  ----------      ----------      ----------
OPERATING INCOME                                         243             438             195
Other income (expense)                                    21              96              75
Minority interest                                        (42)             --              42
Interest expense                                         (92)            (95)             (3)
Income taxes                                              (2)             (3)             (1)
                                                  ----------      ----------      ----------
NET INCOME                                        $      128      $      436      $      308
                                                  ==========      ==========      ==========

NET INCOME                                        $      128      $      436      $      308
Income allocated to ONEOK related to partial
 year ownership                                           --             (66)            (66)
Income allocated to general partner                      (10)            (34)            (24)
                                                  ----------      ----------      ----------
LIMITED PARTNERS' INTEREST IN NET INCOME          $      118      $      336      $      218
                                                  ==========      ==========      ==========

AVERAGE UNITS OUTSTANDING                               46.4            73.7            27.3
                                                  ==========      ==========      ==========

PER UNIT NET INCOME                               $     2.54      $     4.56      $     2.02
                                                  ==========      ==========      ==========


DISTRIBUTABLE CASH FLOW
Operating income                                  $      243      $      438      $      195
Gain on sale of assets                                    --            (108)           (108)
Depreciation and amortization expense                     90             106              16
Interest expense                                         (92)            (95)             (3)
Distributions from investments                            21             119              98
Distributions to minority interests                      (54)             --              54
Maintenance capital expenditures                         (26)            (52)            (26)
Cash flow to ONEOK for partial year ownership             --             (77)            (77)
Other                                                      3               3              --
                                                  ----------      ----------      ----------
DISTRIBUTABLE CASH FLOW                           $      185      $      334      $      149
                                                  ==========      ==========      ==========

DISTRIBUTABLE CASH FLOW PER UNIT                  $     3.75      $     4.09      $     0.34
                                                  ==========      ==========      ==========

MAINTENANCE CAPITAL EXPENDITURES
Gathering and Processing                          $        5      $       16      $       11
Interstate Pipelines                                      18               8             (10)
Pipelines and Storage                                     --              13              13
Natural Gas Liquids                                       --              12              12
Other                                                      3               3              --
                                                  ----------      ----------      ----------
TOTAL CAPITAL EXPENDITURES                        $       26      $       52      $       26
                                                  ==========      ==========      ==========


*    Amounts shown are midpoints of ranges provided

ONEOK AND NORTHERN BORDER PARTNERS ANNOUNCE TRANSACTIONS,
INCREASE 2006 EARNINGS GUIDANCE

ONEOK, Inc. and Subsidiaries                                      Attachment III
Pro Forma Consolidating Income Statement
Year Ending December 31, 2006


                                                                 Updated Guidance
                                             -----------------------------------------------------------
                              Previous                        Northern     Consolidating
(In millions)                 Guidance*        ONEOK**        Border**        Entries       Consolidated
---------------------------  ----------      ----------      ----------    -------------    ------------
OPERATING INCOME
   Gathering and Processing  $       88      $       22      $      142    $         (22)   $        142
   Interstate Pipelines              --              --              20               --              20
   Pipelines and Storage             85              21              85              (21)             85
   Natural Gas Liquids               93              21              93              (21)             93
   Distribution                     119             124              --               --             124
   Energy Services                  125             170              --               --             170
   Gain on sale of assets            --              --             108               --             108
   Other                              1              17             (10)              --               7
                             ----------      ----------      ----------    -------------    ------------
OPERATING INCOME                    511             375             438              (64)            749
Other income (expense)               11             161              96             (161)             96
Minority interest                    --              --              --             (211)           (211)
Interest expense                   (147)           (108)            (95)              --            (203)
Income Taxes                       (143)           (165)             (3)              --            (168)
                             ----------      ----------      ----------    -------------    ------------
NET INCOME                   $      232      $      263      $      436    $        (436)   $        263
                             ==========      ==========      ==========    =============    ============


*    Before the consolidation of ONEOK's investment in Northern Border Partners,
     L.P.

** Gathering and Processing, Pipelines and Storage, and Natural Gas Liquids reflect a partial year for ONEOK. Northern Border will record results from these segments for the full year.

ONEOK AND NORTHERN BORDER PARTNERS ANNOUNCE TRANSACTIONS,
INCREASE 2006 EARNINGS GUIDANCE

ONEOK, Inc. and Subsidiaries                                       Attachment IV
Pro Forma Consolidating Balance Sheet
December 31, 2006


                                                                    Northern        Consolidating
(In millions)                                      ONEOK             Border          Entries           Consolidated
--------------------------------------------    ------------      ------------      -------------      ------------
Assets
   Cash and Cash Equivalents                    $        387      $         --      $         --       $        387
   Gas and Natural Gas Liquids in Storage                596               216                --                812
   Other Current Assets                                2,796               678                --              3,474
                                                ------------      ------------      ------------       ------------
Total Current Assets                                   3,779               894                --              4,673
Property, Plant and Equipment, Net                     2,029             2,525                --              4,554
Goodwill and Intangibles                                 168               668               195              1,031
Investments and Other                                  1,546               801            (1,546)               801
Other Assets                                             682                10                --                692
                                                ------------      ------------      ------------       ------------
Total Assets                                    $      8,204      $      4,898      $     (1,351)      $     11,751
                                                ============      ============      ============       ============

Liabilities and Shareholders' Equity
Current Liabilities                                    2,544               762                --              3,306
Long-term Debt                                         2,024             1,885                --              3,909
Other Liabilities                                      1,296               111                --              1,407
                                                ------------      ------------      ------------       ------------
Total Liabilities                                      5,864             2,758                --              8,622

Minority Interest in Equity of Subsidiaries               --                --               789                789

Shareholders' Equity                                   2,340             2,140            (2,140)             2,340
                                                ------------      ------------      ------------       ------------
Total Liabilities and Shareholders' Equity      $      8,204      $      4,898      $     (1,351)      $     11,751
                                                ============      ============      ============       ============

Long-term Debt to Capitalization                          46%               47%                                  56%
                                                ============      ============                         ============